
quantum
MATERIALS

Are we there yet?

Quantum Materials Corp. (QTMM) **June 2018**

Shareholder Update Report

- Milestone Achievements
- Operations Update & Key Technology Advancements
- Our Business Model
- Product Development Status



Report Highlights:

- Meeting Customer Targets
- Expanding Product and Application Offering
- Expanding Collaborations
- Volume Production of Optical Quantum Dots is Not Trivial

Quantum Materials Corp designs and develops quantum dots and other nano-materials using a patented process capable of producing commercial quantities.

***Our target markets include major end-use markets such as displays, lighting, solar* & bio.**

Milestone Achievements Completed In 2018



Expanded product line to include Carbon Quantum Dots, plasmonics and Blue Cad free dots
Our Cad Free Remote QD LEDs have now exceeded 7,000 hours of degradation free operation
Produced a quantum dot infused film that exceeds an 87% coverage of the new Rec 2020 color standard.
Red Cadmium Free Quantum Dots achieve industry best performance
2000 mL
PYREX
Advanced the Companies Quantum Dot Solar Cell development Program.
Completed Development of Anti-counterfeiting Technology
Have achieved and demonstrated EL (electro-luminescent) performance from cadmium-free QDs

Operations Update and Product Development Status

From the desk of Stephen Squires, President & CEO

June 5, 2018
San Marcos, Texas

"In spite of the many challenges our Company has faced over the past nine months, we have not allowed these distractions to slow down our progress and remain steadfast in our mission to move QMC's quantum dot materials into the market with a major focus on opportunities that hold the greatest potential for near term revenues. Simply put, we are committed to moving our high performance cadmium-free materials into the rapidly evolving display industry. To that end, our highly focused effort to pursue strategic alliances with the ultimate goal of achieving a significant licensing partner are progressing extremely well, albeit never as quickly as we would prefer. That being said, based on both recent face-to-face meetings (many here at our lab facilities in San Marcos, TX) - as well as positive feedback from a number of the key opto-electronics groups we are engaged in late stage discussions with (and have independently tested the performance level of our materials), I am highly confident that our long wait to move these fantastic new materials with tremendous product enhancement capabilities into the market could very soon be over - and remain optimistic that success is now firmly within our grasp."



Stephen B. Squires
Founder, President & CEO

***This Operations Update and Product Development Status Report* is being released to give shareholders of Quantum Materials Corp an overview of:**

1) What the Company has accomplished in the first half of 2018.

2) Where the Company currently stands in its stated mission of becoming a premiere global supplier and developer of high performance cadmium-free quantum dots and nano-material technologies.

3) A brief update of the Company's planned commercialization path for monetizing our high performance nano-materials within the display industry.

4) A better understanding of the significant technical and scientific accomplishments that the company has achieved.

This update letter will address several key topics including:

- Current state of QMC finances.
- Brief update on the predatory lender lawsuits.
- Brief update on Quantum Materials Asia (QMA).
- Strategy for development of additional vertical market opportunities for monetization of our quantum dot and nano-material technologies, including, but not limited to solar, sensor and energy storage technologies.

Product Development Status and Commercialization Path:

As we continue our discussions/engagements with a number of the top display industry participants, like many of you, we are also very anxious to move these relationships from the discussion level to revenue generating agreements wherein we will see our materials find their way into finished displays that wind up on store shelves. As mentioned earlier in this update, these meetings are progressing well and we have seen a marked shift in attitudes towards QMC by decision makers in these groups over the past six months. We believe this shift can be attributed to the high performance level of our cadmium-free materials and these advancements have resulted in a keen interest on the part of these groups to work with us to gain access not only to our QD materials, but even more importantly to our high-capacity, low-cost manufacturing process capability for making these extremely difficult to manufacture nano-particles.

In addition to developing commercial-ready QD infused film applications for direct LED display applications, which we have several variants of this solution in varying stages of completion at this time, we have expanded our development efforts to include both photo-luminescent (PL) as well as electroluminescent (EL) applications, which we see as the next two chapters in the evolution of QD based display technology.


MADE IN USA

We are now working on developing both PL and EL cadmium-free quantum dot display enhancement materials. It is encouraging to see the display industry embracing cadmium-free QD technology for both near term and long term display applications. It is largely believed that cadmium-free QD's will be ubiquitous to all displays in the future and as a cadmium-free quantum dot centric company, we find this both encouraging and validating as it is something we had predicted many years ago.

Our efforts to be first to develop a blue cadmium-free quantum dot has been a significant factor in opening doors for us with our prospective customers focused on EL development and have provided another significant market differentiator for QMC.

Based on both our internal testing as well as customer test results, we believe our current cadmium-free quantum dot materials are capable of meeting the target performance required to produce an industry leading LED display film product. Our entire team is hyper focused on achieving this goal thereby allowing the Company to commence driving meaningful revenues and we believe these LED optical film applications represent our most promising opportunity at this time.



Not being satisfied to stop there, our technical team has continued to push the optical properties of our cadmium-free materials while also enhancing stability, harsh environment survivability and expanding surface modification capabilities to provide compatibility for a broad range of applications including: solar; anti-counterfeiting; bio; sensors and energy storage. They are also working to expand the product offering with a focus on carbon quantum dots, a range of biological nanoparticles that offer enhanced bio-compatibility and very low cost QD based emission modifiers for film applications targeting the automotive and agricultural markets.

As the display industry continues to adopt and expand the application of cadmium-free quantum dots for displays, the need for a supplier that can produce these materials with extremely high uniformity while maintaining a very low price point will be paramount. We firmly believe that our patented continuous-flow technology, which is now beginning to gain recognition among some of the key industry participants as being a superior process technology for both high capacity and low cost puts us at a distinct advantage to meet this metric and gain market share in this rapidly growing market space.

Licensing Model

We are pursuing a number of different opportunities to leverage our technology portfolio via licensing. We see this as a non-dilutive way for the Company to monetize these assets and increase working capital. This type of licensing model fits well within our corporate strategy and will allow us to develop numerous revenue streams within a shorter time frame and at far lower cost than we could have achieved through organic initiatives.

I am continuing to focus my efforts on first revenues and I believe we are making great progress. It is however also important to keep in mind that we are reliant on display industry partners in order to move our materials to market. I believe our best near term revenue opportunities are likely in the form of an LED optical display film product. Our prospective partners in this space tend to be very large companies that simply do not have the ability nor inclination to move quickly. Some of this is simply due to their size, some of it is the result of exhaustive testing to assure they do not bring a product to market that has a reliability issue. The recent issues with the Samsung cell phone batteries still seems to be fresh in the minds of these companies. Although we wish they would move more rapidly to commercialization, we still feel good about the results we are seeing and remain confident all the hard work will pay off soon.

Quantum Dots Solar Update

As the global outlook for solar builds momentum and as many countries have recognized that the predatory practices of the Chinese solar manufacturers will result in dependence on poor quality solar products, new opportunities for next generation solar technologies are once again getting attention. We have seen a significant upswing in interest for QD solar and we have re-energized our QD solar cell optimization efforts as we now have interest from a number of groups with whom we are discussing Joint Development Agreements (JDA's) and/or licensing arrangements. We remain confident that our QD solar technology can provide a significant impact on the pace at which solar energy is produced and deployed in the future.



Compliance Issues & Legal

The Company's 10K was recently filed after much delay. As most of you have noted we have also hired a new CFO that is both highly experienced and located in the Austin area. We have recently engaged a new accounting firm that also has offices in the Austin area. I believe having our accounting and auditing resources close to our operations is going to help us maintain a timely filing of required SEC documents in the future. We have also implemented an aggressive strategy to process and file the three outstanding 10Q's almost simultaneously and to accomplish this we have retained one additional consulting controller to assist with these filings. We are making every effort within our means to restore the Company's OTCQB listing and make it easier for our shareholders to process transactions. We realize this has been an aggravation for many of you as it has also created a great deal of difficulty for the Company.

Business Fundamentals

We have continued to maintain the aggressive cost control measures I implemented upon my return and today we are experts in the art of doing more with less. We are continuing to focus more resources on R&D and with our flow technology we have been able to leverage every dollar spent.

The expenses that have been the most challenging to control have been our SEC audit requirements. Audit expenses seem to continue to increase while services have been consistently lacking. Our last 10K cost the company a staggering $64K. The other expense that have been extraordinary are our legal defense expenses. The L2 Capital/SBI predatory lenders have been relentless now suing the Company in Texas, Florida and Kansas, requiring the Company to hire counsel in all three venues. Please keep in mind this attack was initiated after the Company repaid these lenders the entire principal plus interest on time. We are fortunate to have an extraordinary legal team representing the Company and although the expenses are still significant, our legal team has been very sensitive to our budget restraints taking much of their fees in equity. Nonetheless, the legal battles are an unrelenting drain on both our financial and human resources. I remain confident that in the end we will prevail.

It is discouraging that there are so few options for funding small cap technology companies and that the majority of those that exist are fraught with bad intentions. I can't help but wonder how many disruptive, life changing technologies are destroyed by these short sighted people every day.

Quantum Materials Asia (QMA)

Since we announced the Joint Venture with GTG and the eventual launching of quantum dot production in China in January 2016, many of you have wanted to know what the status of QMA is

today. Since this announcement by GTG *"GTG and QMA Report 150 Million RMB Investment by China Government Guidance Fund and Siting of Production Facilities in Beijing and Changde Economic Development Zones"* that group has communicated to us that they have experienced a continued struggle to secure the matching funds required to access the *China Government Guidance Funds*. These efforts have apparently been exacerbated by fundamental political changes in the country that have not favored the GTG executive management team and their allies.

As you may be aware, conducting business in China often comes with a number of unknown factors and a constantly shifting business and regulatory climate seems to be one they are now facing. GTG has however assured us they believe they will soon overcome these obstacles. In the meantime QMC has some significant opportunities with prospective customers that perceive this delay as a window of opportunity. Only time will tell although it remains apparent that the Chinese display market will continue to expand and represent significant opportunities for our materials.



Materials Time to Market

Over the past few months we have been doing a great deal of research on licensing agreements and deal structures. Through these efforts I happened across an interesting white paper on advanced materials commercialization entitled *"The Commercialization Environment of Advanced Materials Ventures"*

https://www.researchgate.net/publication/240295678_The_commercialisation_environment_of_advanced_materials_ventures

I found this paper to be extremely insightful. One of the most difficult and frustrating questions we are routinely asked is when are we going to start generating revenues? Seems like a simple enough question but it turns out not so. Moving advanced materials into the market requires more than just having a great new material that you believe is ready for prime time. In almost every case these new materials are displacing an old material and this transition is far from trivial. Much of the process is beyond the control of the new material developers. In other words, sometimes it doesn't matter how hard you are pushing your material into the market it almost always requires some pulling. This paper includes a case study on Cambridge Technologies, an OLED advanced materials company similarly focused on moving advanced materials to the display industry. It details the many starts and stops they experienced along the way and it has helped us gain a better understanding of what we can do to move the process along and to accept those things that are beyond our control. It also includes a case study on Kevlar and the 20 year time span DuPont endured before gaining broad market acceptance.

Closing Thoughts

I appreciate the fact many of you are sifting through this update looking for the name and/or details about the companies we are engaged with. Although I hate to disappoint you, there are good reasons why this information is not shared. First and foremost the Company has signed NDA's with these companies that preclude us from divulging this information. Equally important however is the fact that sharing who we are working with would alert our competitors and put the Company at a competitive disadvantage.

In some cases providing even the smallest detail could be quite telling and risk our competitive advantage. Once these engagements advance to a significant revenue event we should then be able to

provide a bit more information. Although I understand that good news can bolster investor confidence, ultimately it is sustainable revenues that creates long-term value and we do not want to risk one for the sake of the other. In closing, I would like to give all of our shareholders my personal assurance that both myself, and our entire team in San Marcos, Texas are working hard to accomplish our stated mission, and are committed to making Quantum Materials Corp both a highly successful and respected supplier of industry leading cadmium-free-quantum dots/nano-materials.

If you are ever in the San Marcos area and would be interested in touring our facility to get a first-hand look at what we are doing to accomplish this goal, please let us know. We are always interested in meeting our shareholders face-to-face and we would be glad to arrange a personal tour. For those that aren't planning to be in our area, we are putting together a virtual tour of the facility along with the live processing of several types of quantum dots that we will be making available as a streaming online video. Once we have completed that tour we will be sure to get everyone an IP address to view that event.

Materials Time to Market

Sometimes I find myself taking for granted the complexity of what our team has achieved and I think many of you probably do not have a real appreciation, nor a good context to measure this success. We all know quantum dots are extremely small and I like to think you all are aware that QMC makes really great quantum dots. But what does that really mean? I would like to provide you all with some metrics to better visualize these incredibly small crystalline materials. For high performance LED display films our QDs must meet certain performance criteria. For instance a red cadmium free quantum dot has to have a very specific emission wavelength. A QD's emission wavelength is based on its size. Red QDs have emissions between 620 nm - 660 nm which for cadmium-free quantum dots corresponds to sizes between 3.58 nm (620 nm emission) - 4.19 nm (660 nm emission), respectively. Typically our customers specify a target wavelength and we must deliver dots within plus or minus 2 nm of that emission wavelength. So, if the requirement is for a 630 nm emitting dot then the size has to be 3.68 nm. That doesn't sound so daunting until you consider that a single droplet of QD solution contains over 10 trillion dots. A dot size variance of a fraction of a nm can alter the emission wavelength and broaden the full width half max (color purity). In other words, the more the variance in size, the broader (or the less pure the color) and greater the shift in emission wavelength.

The final piece of the puzzle is brightness which we refer to as quantum yield (QY). For PL applications this basically refers to the number of photons being put into the dots versus the number of photons being emitted. In order to deliver dots with high QY above 80% the crystal structure of the QD has to be very, very near flawless. This is validated by measuring the uniformity in the lattice parameter using diffraction techniques.

So to summarize: If there are 10 trillion quantum dots in a droplet, in order for that droplet to have an emission wavelength within the target they must all be arguably, exactly the same size.

Still hard to visualize? A picture is worth a thousand words and we have recently had some TEM images produced of our green and red dots under between 400,000 and up to 750,000 magnification. So you can see for yourself the extraordinary results Quantum Materials Corp has achieved. Today we produce liters of samples regularly. Based on these figures a liter of quantum dots in solution would contain 200,000,000,000,000,000 (two hundred quadrillion) quantum dots all the same size.
If you still can't quite visualize our materials I've included a few recent TEM images below for reference.



Quantum Materials Corp Produced Green Quantum Dots under approximately 300,000 X magnification.



Quantum Materials Corp Produced Green Quantum Dots under approximately 500,000 X magnification. Note the clear distinction between the core and shell as well as the size uniformity.



This Photo is of our Blue Cadmium Free Quantum Dots under 700,000 X magnification.

It is now much easier to appreciate just how much smaller blue dots are and why they are much more challenging to produce.



This is a photo of our Cadmium based Very Long Arm Tetrapod Quantum Dots under 400,000 X Magnification.

These have been developed for Solar, Conductive and Anti-Counterfeiting Applications.